Exhibit 16 - Resignation of Auditors

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW.
Washington, D.C. 20549

Dear Sir/Madam:

Evancic Perrault Robertson has resigned as the auditors of record for Prime Holdings and Investments, Inc. as of July 15, 2003.

Evancic Perrault Robertson's report on the financial statements of Prime Holdings and Investments, Inc. for the fiscal years ended December 31, 2002 and 2001 did not contained an adverse opinion or disclaimer of opinion.

Evancic Perrault Robertson has had no disagreements with Prime Holdings and Investments, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Evancic Perrault Robertson would have caused us to make reference thereto in our report on the financial statements for fiscal years ended December 31, 2002 and 2001 and through the interim date of our response of July 15, 2003.

Evancic Perrault Robertson noted no reportable events during the fiscal years ended December 31, 2002 and 2001 audits and through the interim date of our termination of July 15, 2003.

Please contact us should you have any questions regarding this matter.

EVANCIC PERRAULT ROBERTSON

CERTIFIED GENERAL ACCOUNTANTS

North Vancouver, B.C.
March 24, 2004

            #102 - 1975 Lonsdale Avenue, North Vancouver, BC V7M 2K3
                   Telephone (604) 987-8101 Fax (604) 987-7194
                   Website: http//epr.ca Email: eprnv@istar.ca
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